Exhibit 10.9

Amendment to the

Toys “R” Us, Inc. Amended and Restated

1995 Employee Stock Option Plan

The Toys “R” Us, Inc. Amended and Restated 1995 Employee Stock Option Plan (the “Plan”) is hereby amended, effective as of March 2, 2004, as follows.

1. The following sentence shall be added to the end of Section 2.2:

“Notwithstanding the foregoing sentence, from and after June 30, 2003, no shares surrendered in payment of the exercise price of Options or taxes related to Options, shall be available for subsequent awards of Options under the Plan.”

2. Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

The Company has caused this Amendment to be executed as of the day and year first above written.